                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(a)

                                (AMENDMENT NO. 2)

                      ACM Government Opportunity Fund, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   000918 102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Michael A. Conway
                               Aon Advisors, Inc.
                             123 North Wacker Drive
                             Chicago, Illinois 60606
                                 (312) 701-3000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 7, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

                  Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



                         (Continued on following pages)

CUSIP NO. 000918 102               SCHEDULE 13D                      PAGE 2 OF 8
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         AON CORPORATION
         36-3051915
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
         (a) /  /
         (b) /  /
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS  (See Instructions)

         Not Applicable
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
         /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
        NUMBER OF          7   SOLE VOTING POWER                0
          SHARES           -----------------------------------------------------
       BENEFICIALLY        8   SHARED VOTING POWER              4,635,536
         OWNED BY          -----------------------------------------------------
           EACH            9   SOLE DISPOSITIVE POWER           0
        REPORTING          -----------------------------------------------------
       PERSON WITH         10  SHARED DISPOSITIVE POWER         4,635,536
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,635,536
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES  (See Instructions)
         /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         35.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON  (See Instructions)

         HC, CO
--------------------------------------------------------------------------------

CUSIP NO. 000918 102               SCHEDULE 13D                      PAGE 3 OF 8
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         AON ADVISORS, INC.
         54-1392321
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See
         Instructions)
         (a) /  /
         (b) /  /
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS  (See Instructions)

         Not Applicable
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
         /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Virginia
--------------------------------------------------------------------------------
        NUMBER OF          7   SOLE VOTING POWER                0
          SHARES           -----------------------------------------------------
       BENEFICIALLY        8   SHARED VOTING POWER              4,635,536
         OWNED BY          -----------------------------------------------------
           EACH            9   SOLE DISPOSITIVE POWER           0
        REPORTING          -----------------------------------------------------
       PERSON WITH         10  SHARED DISPOSITIVE POWER         4,635,536
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,635,536
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES  (See Instructions)
         /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         35.5%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON  (See Instructions)

         IA, CO
--------------------------------------------------------------------------------

CUSIP NO. 000918 102               SCHEDULE 13D                      PAGE 4 OF 8
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         COMBINED INSURANCE COMPANY OF AMERICA
         36-2136262
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
         Instructions)
         (a) /  /
         (b) /  /
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS  (See Instructions)

         WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
         /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
        NUMBER OF          7   SOLE VOTING POWER                0
          SHARES           -----------------------------------------------------
       BENEFICIALLY        8   SHARED VOTING POWER              4,552,708
         OWNED BY          -----------------------------------------------------
           EACH            9   SOLE DISPOSITIVE POWER           0
        REPORTING          -----------------------------------------------------
       PERSON WITH         10  SHARED DISPOSITIVE POWER         4,552,708
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,552,708
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES  (See Instructions)
         /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         34.8%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON  (See Instructions)

         IC, CO
--------------------------------------------------------------------------------

CUSIP NO. 000918 102               SCHEDULE 13D                      PAGE 5 OF 8
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         VIRGINIA SURETY COMPANY, INC.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See
         Instructions)
         (a) /  /
         (b) /  /
--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS  (See Instructions)

         WC
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
         /  /
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
        NUMBER OF          7   SOLE VOTING POWER                0
          SHARES           -----------------------------------------------------
       BENEFICIALLY        8   SHARED VOTING POWER              82,828
         OWNED BY          -----------------------------------------------------
           EACH            9   SOLE DISPOSITIVE POWER           0
        REPORTING          -----------------------------------------------------
       PERSON WITH         10  SHARED DISPOSITIVE POWER         82,828
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          82,828
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES  (See Instructions)
         /  /
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.6%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON  (See Instructions)

         IC, CO
--------------------------------------------------------------------------------

CUSIP NO. 000918 102

         This Amendment No. 2 (this "Amendment") amends and supplements the
Schedule 13D filed with the Securities and Exchange Commission on December 10, 1999 (the "Schedule 13D") by Aon Corporation, a Delaware corporation ("Aon"), Aon Advisors, Inc., a Virginia corporation ("Advisors"), Combined Insurance Company of America, an Illinois corporation ("CICA"), and Virginia Surety Company, an Illinois corporation ("VSC", and together with Aon, Advisors and CICA, the "Filing Persons"). The Schedule 13D and this Amendment relate to the Common Stock (the "Common Stock") of ACM Government Opportunity Fund, Inc. (the "Issuer"). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Schedule 13D.

         Item 7 of the Schedule 13D is hereby amended and restated in its entirety as follows:

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

A. Investment Advisory Agreement dated May 1, 1992 between Aon Advisors and CICA (incorporated by reference to the Schedule 13D filed by the Filing Persons on December 10, 1999)

B. Investment Advisory Agreement dated May 1, 1992 between Aon Advisors and VSC (incorporated by reference to the Schedule 13D filed by the Filing Persons on December 10, 1999)

C. Joint Filing Agreement dated December 10, 1999 among each of the Filing Persons (incorporated by reference to the Schedule 13D filed by the Filing Persons on December 10, 1999)

D. Letter from CICA and VSC to the Issuer dated December 27, 1999 (incorporated by reference to Amendment No. 1 to the Schedule 13D filed by the Filing Persons on December 27, 1999)

E.       Letter from CICA and VSC to the Issurer dated March 7, 2000

SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


AON CORPORATION
Date:  March 16, 2000

/s/ Michael A. Conway
------------------------
By:  Michael A. Conway
Its:  Senior Vice President and Senior Investment Officer

AON ADVISORS, INC.
Date: March 16, 2000

/s/ Michael A. Conway
------------------------
By:  Michael A. Conway
President

COMBINED INSURANCE COMPANY OF AMERICA
Date:  March 16, 2000

/s/ Michael A. Conway
------------------------
By:  Michael A. Conway
Senior Vice President

VIRGINIA SURETY COMPANY, INC.
Date:  March 16, 2000

/s/ Michael A. Conway
------------------------
By:  Michael A. Conway
Senior Vice President









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